Exhibit 99.1
Perimeter Solutions Reports Second Quarter 2024 Financial Results
August 1, 2024
Strong Q2 and YTD financial results in both Fire Safety and Specialty Products
Improvements driven by rigorous operational value drivers implementation, as well as supportive demand backdrops, in both businesses
Actively supporting our customers' life-saving missions during the 2024 fire season
Clayton, Missouri, August 1, 2024 – Perimeter Solutions, SA (NYSE: PRM) ("Perimeter" or the "Company"), a leading provider of mission-critical firefighting products and services, as well as high-quality phosphorus-based specialty chemicals, today reported financial results for its second quarter ended June 30, 2024.
Second Quarter 2024 Results
•Net sales increased 67% to $127.3 million in the second quarter, as compared to $76.1 million in the prior year quarter.
•Fire Safety sales increased 85% to $98.5 million, as compared to $53.1 million in the prior year quarter.
•Specialty Products sales increased 25% to $28.7 million, as compared to $23.0 million in the prior year quarter.
•Net Income during the second quarter was $21.7 million, or $0.14 per diluted share, a decrease of $30.3 million from net income of $52.0 million, or $0.31 per diluted share in the prior year quarter.
•Adjusted EBITDA increased 209% to $64.9 million in the second quarter, as compared to $21.0 million in the prior year quarter.
•Fire Safety Adjusted EBITDA increased 237% to $55.6 million, as compared to $16.5 million in the prior year quarter.
•Specialty Products Adjusted EBITDA increased 108% to $9.3 million, as compared to $4.5 million in the prior year quarter.
Year-to-Date 2024 Results
•Net sales increased 55% to $186.3 million during the year-to-date period, as compared to $120.0 million in the prior-year period.
•Fire Safety sales increased 72% to $123.7 million, as compared to $71.9 million in the prior year period.
•Specialty Products sales increased 30% to $62.6 million, as compared to $48.1 million in the prior year period.
•Net loss during the year-to-date period was $60.9 million, or $0.42 per diluted share, an increase of $122.3 million from a net income of $61.4 million, or $0.36 per diluted share in the prior year period.
•Adjusted EBITDA increased 220% to $77.0 million in the year-to-date period, as compared to $24.1 million in the prior year period.
•Fire Safety Adjusted EBITDA increased 321% to $55.4 million, as compared to $13.2 million in the prior year period.
•Specialty Products Adjusted EBITDA increased 98% to $21.6 million, as compared to $10.9 million in the prior year period.

Conference Call and Webcast
As previously announced, Perimeter Solutions management will hold a conference call at 8:30 a.m. ET on Thursday, August 1, 2024 to discuss financial results for the second quarter 2024. The conference call can be accessed by dialing (877) 407-9764 (toll-free) or (201) 689-8551 (toll).
The conference call will also be webcast simultaneously on Perimeter's website (https://ir.perimeter-solutions.com), accessed under the Investor Relations page. The webcast link will be made available on the Company's website prior to the start of the call; go to the investor relations page of our website to the News & Events menu and click on "Events & Presentations."
A slide presentation will also be available for reference during the conference call; go to the investor relations page of our website to the News & Events menu and click on "Events & Presentations."
Following the live webcast, a replay will be available on the Company's website. A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing (877) 660-6853 (toll-free) or (201) 612-7415 (toll). The telephonic replay will be available until August 31, 2024.
About Perimeter Solutions
Perimeter Solutions is a leading global solutions provider, providing high-quality firefighting products and phosphorus-based specialty chemicals. The Company's business is organized and managed in two reporting segments: Fire Safety and Specialty Products.
The Fire Safety business consists of formulating, manufacture and sale of fire retardants and firefighting foams that assist in combating various types of fires, including wildland, structural, flammable liquids and others. Our Fire Safety business also offers specialized equipment and services, typically in conjunction with our fire management products, to support our customers' firefighting operations. Our specialized equipment includes airbase retardant storage, mixing, and delivery equipment; mobile retardant bases; retardant ground application units; mobile foam equipment; and equipment that we custom design and manufacture to meet specific customer needs. Our service network can meet the emergency resupply needs of over 150 air tanker bases in North America, as well as many other customer locations in North America and internationally. The segment is built on the premise of superior technology, exceptional responsiveness to our customers' needs, and a "never-fail" service network. The segment sells products to government agencies and commercial customers around the world.
The Specialty Products business produces and sells high quality Phosphorus Pentasulfide ("P2S5") primarily used in the preparation of lubricant additives, including a family of compounds called Zinc Dialkyldithiophosphates (“ZDDP”) that provide critical anti-wear protection to engine components. P2S5 is also used in pesticide and mining chemicals applications.
Forward-looking Information
This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods.
Any such forward-looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Perimeter believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Perimeter's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including the risk factors described from time to time by us in our filings with the Securities and Exchange Commission ("SEC"), including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 22, 2024. Shareholders, potential investors and other readers should consider these factors carefully in evaluating the forward-looking statements.
Any forward-looking statement made by Perimeter in this press release speaks only as of the date on which it is made. Perimeter undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.
SOURCE: Perimeter Solutions, SA.
CONTACT: ir@perimeter-solutions.com

PERIMETER SOLUTIONS, SA AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$127,276	$76,137	$186,320	$119,995
Cost of goods sold	54,009	46,811	92,351	80,271
Gross profit	73,267	29,326	93,969	39,724
Operating expenses:
Selling, general and administrative expense	13,906	12,226	27,368	20,243
Amortization expense	13,755	13,771	27,526	27,534
Founders advisory fees - related party	588	(60,026)	68,921	(84,262)
Other operating expense	—	8	—	10
Total operating expenses	28,249	(34,021)	123,815	(36,475)
Operating income (loss)	45,018	63,347	(29,846)	76,199
Other expense (income):
Interest expense, net	10,590	10,344	21,238	20,490
Loss on contingent earn-out	—	146	—	392
Foreign currency loss (gain)	224	93	1,517	(628)
Other expense, net	74	17	101	89
Total other expense, net	10,888	10,600	22,856	20,343
Income (loss) before income taxes	34,130	52,747	(52,702)	55,856
Income tax (expense) benefit	(12,480)	(733)	(8,206)	5,589
Net income (loss)	21,650	52,014	(60,908)	61,445
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(989)	2,215	(6,532)	3,808
Total comprehensive income (loss)	$20,661	$54,229	$(67,440)	$65,253
Earnings (loss) per share:
Basic	$0.15	$0.33	$(0.42)	$0.39
Diluted	$0.14	$0.31	$(0.42)	$0.36
Weighted average number of ordinary shares outstanding:
Basic	145,236,526	156,525,006	145,279,938	157,109,418
Diluted	154,664,770	168,310,311	145,279,938	168,894,723

PERIMETER SOLUTIONS, SA AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	June 30, 2024	December 31, 2023
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$43,162	$47,276
Accounts receivable, net	96,321	39,593
Inventories	142,172	145,652
Prepaid expenses and other current assets	13,662	18,493
Total current assets	295,317	251,014
Property, plant, and equipment, net	59,369	59,402
Operating lease right-of-use assets	15,446	16,339
Finance lease right-of-use assets	6,553	6,064
Goodwill	1,030,180	1,036,279
Customer lists, net	653,472	674,786
Technology and patents, net	173,456	180,653
Tradenames, net	86,745	89,568
Other assets, net	1,092	1,317
Total assets	$2,321,630	$2,315,422
Liabilities and Shareholders Equity
Current liabilities:
Accounts payable	$21,805	$21,639
Accrued expenses and other current liabilities	42,991	30,710
Founders advisory fees payable - related party	9,129	2,702
Deferred revenue	7,927	—
Total current liabilities	81,852	55,051
Long-term debt, net	667,125	666,494
Operating lease liabilities, net of current portion	14,068	14,908
Finance lease liabilities, net of current portion	6,063	5,547
Deferred income taxes	247,809	253,454
Founders advisory fees payable - related party	116,708	56,917
Redeemable preferred shares	107,862	105,799
Redeemable preferred shares - related party	2,818	2,764
Other liabilities	2,151	2,193
Total liabilities	1,246,456	1,163,127
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $1 nominal value per share, 4,000,000,000 shares authorized; 166,824,659 and 165,066,195 shares issued; 145,221,577 and 146,451,005 shares outstanding at June 30, 2024 and December 31, 2023, respectively	166,825	165,067
Treasury shares, at cost; 21,603,082 and 18,615,190 shares at June 30, 2024 and December 31, 2023, respectively	(127,824)	(113,407)
Additional paid-in capital	1,704,141	1,701,163
Accumulated other comprehensive loss	(26,242)	(19,710)
Accumulated deficit	(641,726)	(580,818)
Total shareholders' equity	1,075,174	1,152,295
Total liabilities and shareholders' equity	$2,321,630	$2,315,422

PERIMETER SOLUTIONS, SA AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended June 30, 2024
	2024	2023
Cash flows from operating activities:
Net (loss) income	$(60,908)	$61,445
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Founders advisory fees - related party (change in fair value)	68,921	(84,262)
Depreciation and amortization expense	32,771	32,217
Interest and payment-in-kind on preferred shares	3,528	3,396
Share-based compensation	4,736	(1,879)
Non-cash lease expense	2,622	2,271
Deferred income taxes	(4,756)	(11,076)
Amortization of deferred financing costs	856	824
Loss on contingent earn-out	—	392
Foreign currency loss (gain)	1,517	(628)
Loss on disposal of assets	9	20
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(57,319)	(35,640)
Inventories	2,681	(19,963)
Prepaid expenses and current other assets	(126)	1,260
Accounts payable	277	(4,744)
Deferred revenue	7,927	2,653
Income taxes payable, net	8,635	(10,479)
Accrued expenses and other current liabilities	5,237	(1,805)
Founders advisory fees - related party (cash settled)	(2,702)	(4,655)
Operating lease liabilities	(1,629)	(2,263)
Financing lease liabilities	(262)	(67)
Other, net	(597)	47
Net cash provided by (used in) operating activities	11,418	(72,936)
Cash flows from investing activities:
Purchase of property and equipment	(5,196)	(4,375)
Proceeds from short-term investments	5,383	—
Net cash provided by (used in) investing activities	187	(4,375)
Cash flows from financing activities:
Ordinary shares repurchased	(14,417)	(27,212)
Principal payments on finance lease obligations	(367)	(103)
Net cash used in financing activities	(14,784)	(27,315)
Effect of foreign currency on cash and cash equivalents	(935)	(6)
Net change in cash and cash equivalents	(4,114)	(104,632)
Cash and cash equivalents, beginning of period	47,276	126,750
Cash and cash equivalents, end of period	$43,162	$22,118
Supplemental disclosures of cash flow information:
Cash paid for interest	$17,153	$17,153
Cash paid for income taxes	$4,448	$18,317

Non-GAAP Financial Metrics
Adjusted EBITDA
The computation of Adjusted EBITDA is defined as net income plus income tax expense, net interest and other financing expenses, and depreciation and amortization, adjusted on a consistent basis for certain non-recurring, unusual or non-operational items in a balanced manner. These items include (i) severance costs, and integration and restructuring related costs (ii) founder advisory fee expenses, (iii) stock compensation expense and (iv) foreign currency loss (gain). To supplement the Company's condensed consolidated financial statements presented in accordance with U.S. GAAP, Perimeter is providing a summary to show the computations of Adjusted EBITDA, which is a non-GAAP measure used by the Company's management and by external users of Perimeter’s financial statements, such as investors, commercial banks and others, to assess the Company's operating performance as compared to that of other companies, without regard to financing methods, capital structure or historical cost basis. Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP (in thousands).

(Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Income (loss) before income taxes	$34,130	$52,747	$(52,702)	$55,856
Depreciation and amortization	16,359	16,130	32,771	32,217
Interest and financing expense	10,590	10,344	21,238	20,490
Founders advisory fees - related party	588	(60,026)	68,921	(84,262)
Non-recurring expenses [1]	23	361	563	1,920
Share-based compensation expense	2,994	1,195	4,736	(1,879)
Loss on contingent earn-out	—	146	—	392
Foreign currency loss	224	93	1,517	(628)
Adjusted EBITDA	$64,908	$20,990	$77,044	$24,106
____________________

(1)Adjustment to reflect non-recurring expenses; severance costs, and integration and restructuring related costs.